EXHIBIT 3.2

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
TOYOTA AUTO FINANCE RECEIVABLES LLC

This Amended and Restated Limited Liability Company Agreement of Toyota Auto Finance Receivables LLC, a Delaware limited liability company (the "Company"), dated as of June 1, 2001, is entered into by Toyota Motor Credit Corporation, a California corporation, as the sole member ("TMCC" or the "Member") and amends and restates the Limited Liability Company Agreement of Toyota Auto Finance Receivables LLC dated as of December 22, 2000.

WHEREAS, the Member desires to continue a limited liability company under and pursuant to Delaware's Limited Liability Company Act (6 Del. C. § 18-101 et seq.) for the purposes set forth in this Agreement pursuant to a Certificate of Formation of the Company to be filed with the office of the Secretary of State of the State of Delaware and by entering into this Agreement;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TMCC, intending to be legally bound, agrees to continue the Company in accordance with the Act and subject to the terms and provisions of this Agreement.

ARTICLE ONE
DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)

“Act” means the Delaware Limited Liability Company Act, as codified in Title 6 of the Delaware Code §§ 18-101 et seq., as amended from time to time.

(b)

“Affiliate” shall have the meaning set forth in Section 7.16.

(c)

“Agreement” means this Limited Liability Company Agreement of the Company, as it may be amended, restated or supplemented from time to time.

(d)

“Capital Accounts” shall have the meaning set forth in Section 10.01.

(e)

“Capital Contributions” means the amount of all cash, money, and notes payable on demand and the agreed upon value of other property or services contributed by the Member to the Company.

(f)

“Certificate of Formation” means the Certificate of Formation of the Company, including any restatements thereof or amendments thereto, which are filed with the Secretary of State.

(g)

“Code” means the Internal Revenue Code of 1986, as amended from time to time the provisions of succeeding law, and to the extent applicable, the Regulations thereto.

(h)

“Collateral” shall have the meaning set forth in Section 3.02.

(i)

“Company” means Toyota Auto Finance Receivables LLC, a Delaware limited liability company.

(j)

“Control” shall have the meaning set forth in Section 7.16.

(k)

“Fiscal Year” means the taxable year of the Member.

(1)

“Independent Manager” shall have the meaning set forth in Section 7.16.

(m)

“Managers” means such persons or entities that may be designated from time to time by the Member as managers of the Company to perform such functions for the Company as may be determined from time to time by the Member and for such term as shall be determined by the Member. A Manager shall be deemed to be a "manager" of the Company within the meaning of the Act.

(n)

“Member” means each Person who (i) is an initial signatory to this Agreement, or (ii) has been admitted to the Company as a Member in accordance with the Certificate of Formation or this Agreement or is an assignee who has become a Member in accordance with this Agreement and (iii) has not ceased to be a Member pursuant to this Agreement or the Act.

(o)

“Moody's” means Moody's Investors Service.

(p)

“Officers” means such persons or entities that may be designated from time to time by the Board of Managers as officers of the Company to perform such functions for the Company as may be determined from time to time by the Board of Managers and for such term as shall be determined by the Board of Managers pursuant to Article 8 of this Agreement.

(q)

“Person” shall have the meaning set forth in Section 7.16.

(r)

“Profits” and “Losses” mean the Company's taxable income or loss for each Fiscal Year (or other period) determined in accordance with the accounting methods followed by the Company for federal income tax purposes, except that any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing.  Profits and Losses shall be added to such taxable income or loss.

(s)

“Rating Agency” shall have the meaning set forth in Section 5.04.

(t)

“Rating Event” shall have the meaning set forth in Section 7.16.

(u)

“Receivables” shall have the meaning set forth in Section 3.02.

(v)

“Secretary of State” means the Secretary of State of the State of Delaware.

(w)

“Securities” shall have the meaning set forth in Section 3.02.

(x)

“Special Member” shall have the meaning set forth in Section 13.06.

(y)

“Standard & Poor's” means Standard & Poor's, a division of The McGraw-Hill Companies.

(z)

“Subsidiary” shall have the meaning set forth in Section 7.16.

(aa)

“Trust” shall have the meaning set forth in Section 3.02. (bb) “Trustee” shall have the meaning set forth in Section 3.02. Section 1.02. Other Definitional Provisions.

(a)

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) terms used herein include, as appropriate, all genders and the plural as well as the singular, (ii) references to this Agreement include all Exhibits hereto, (iii) references to words such as "herein" and "hereof" shall refer to this Agreement as a whole and not to any particular part, Article or Section hereof, (iv) references to an Article or Section such as "Article One" or "Section 1.01" shall refer to the applicable Article or Section of this Agreement, (v) the term "include" and all variations thereof shall mean "include without limitation", (vi) the term "or" shall include "and/or."

(b)

As used in this Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles in effect from time to time. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under such generally accepted accounting principles, the definitions contained in this Agreement or in any such certificate or other document shall control.

ARTICLE TWO
ORGANIZATION OF COMPANY

Section 2.01. Formation. The Member hereby continues a -limited liability company pursuant to the provisions of the Act and this Agreement, and agrees that the rights, duties and liabilities of the Member, Managers and Officers shall be as provided in the Act, except as otherwise provided in this Agreement. This Agreement shall become effective as of the date specified in the first paragraph hereof.

Section 2.02. Name and Office. The name of the Company shall be Toyota Auto Finance Receivables LLC, and its registered office in Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, or such other place as the Board may determine from time to time.

Section 2.03. Service of Process. The name and address of the Company's initial registered agent for service of process are:

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

Section 2.04. Execution, Delivery and Filing of Certificate. Lloyd Mistele, as an authorized officer of the Member, or such person as designated by Lloyd Mistele, as an "authorized person" within the meaning of the Act, executed, delivered and filed the Certificate of Formation with the Secretary of State on December 22, 2000.

ARTICLE THREE
PURPOSES

Section 3.01. Purposes. Subject to Section 3.02 below, the purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

Section 3.02. Limitations on Purposes. Notwithstanding, Section 3.01 above, the purpose of the Company is limited to the following purposes, and activities incident and necessary or convenient to accomplish the following purposes: (i) to acquire from time to time from Toyota Motor Credit Corporation ("TMCC") all right, title and interest in and to receivables or leases arising out of or relating to the sale or lease of new or used motor vehicles (including automobiles and light duty trucks) and industrial equipment, moneys due thereunder, security interests in the vehicles or industrial equipment financed thereby, proceeds from claims on insurance policies related thereto and related rights (collectively, "Receivables"), (ii) to acquire, own, hold, service, sell, assign, pledge and otherwise deal with Receivables, any collateral securing the Receivables, agreements with TMCC and any proceeds or further rights associated with any of the foregoing (collectively, "Collateral"); (iii) to transfer Receivables and related Collateral to grantor trusts, owner trusts or similar special purpose entities (the "Trusts") to be formed pursuant to Pooling and Servicing Agreements or similar agreements (the "Pooling Agreements") to be entered into by and among TMCC, as services, the Company, and the trustee named therein (the "Trustee"); (iv) to sell any class of asset-backed certificates, notes or other securities issued by the Trusts under the related Pooling Agreements or Indentures ("Securities"); (v) to hold and enjoy all of the rights and privileges of any Securities issued by the Trusts to, the Company under the related Pooling Agreements; (vi) to perform its obligations under the Pooling Agreements; and (vii) to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

So long as any outstanding debt of the Company or Securities are rated by any nationally recognized statistical rating organization, the Company shall not issue unsecured notes or otherwise borrow money unless (a) the Company has made a written request to the related nationally recognized rating organization to issue unsecured notes or incur borrowings and such notes or borrowings are rated by the related nationally recognized rating organization the same as or higher than the rating afforded any outstanding rated debt or Securities, or (b) such notes or borrowings (1) are fully subordinated (and which shall provide for payment only after payment in respect of all outstanding rated debt and/or Securities) or are nonrecourse against any assets of the Company other than the assets pledged to secure such notes or borrowings, and (2) where such notes or borrowings are secured by the rated debt or Securities, are fully subordinated (and which shall provide for payment only after payment in respect of all outstanding rated debt and/or Securities) to such rated debt or Securities, and in either case 10 days notice and copies of the related instruments and agreements are provided to such nationally recognized statistical rating organization, which shall not have notified the Company that such action might or would result in the qualification, reduction or withdrawal of the ratings it has currently assigned to any outstanding Securities.

Section 3.03. Power and Authority. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to accomplish or for the furtherance of the purposes set forth in this Article.

ARTICLE FOUR
INTERNAL AFFAIRS

Section 4.01. Internal Affairs. The Company shall insure at all times that (a) it maintains separate records and books of account from those of TMCC, and (b) except as permitted by contract between the Company and TMCC with respect to deposits in certain accounts of collections of receivables of TMCC’s that were not sold to the Company pursuant to an agreement between them, which will be promptly remitted to the owner thereof, none of the Company's assets will be commingled with those of TMCC or any of its affiliates.

Section 4.02. Conditions on Commingling of Collections. In any case in which TMCC's short-term unsecured debt is rated below P-1 by Moody's or below A-1 by Standard & Poor's (so long as Moody's and Standard & Poor's are Rating Agencies), the Company shall require that TMCC remit to the Company's separate account within two business days all payments received in respect of the receivables owned by the Company.

Section 4.03. Company Operating Policies. The Company shall observe the operating policies attached hereto as Exhibit B. Such operating policies shall not be amended, altered or repealed without the prior affirmative vote of 100% of the Managers of the Company, including the Independent Managers, and 10 days notice to the Rating Agencies, during which time no Ratings Agency shall have notified the Company that such action might or would result in the qualification, reduction or withdrawal of the ratings it has currently assigned to any outstanding Securities.

ARTICLE FIVE
BANKRUPTCY OR INSOLVENCY RELATED PROVISIONS

Section 5.01. Limitations on Powers. Notwithstanding any other provision of this Agreement and any provision of law, the Company shall not engage in any business or activity other than as set forth in this Agreement.

Section 5.02. Unanimous Vote Required. Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, the Board, any Officer or any other Person, the Company and the Member, the Board, any Officer or any other Person shall not be authorized or empowered, nor shall they permit the Company, without the prior affirmative vote of 100% of the Managers of the Company, including the Independent Managers, to do any of the following:

(a)

 merge or consolidate with any other corporation, company or entity or sell all or substantially all of its assets, or acquire all or substantially all of the assets, capital stock or other ownership interest of any other corporation, company or entity, except for the acquisition of the Receivables of TMCC and the sale of Receivables to one or more Trusts in accordance with the terms of Article Three herein, on which there shall be no restriction;

(b)

to the fullest extent permitted by applicable law, dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent,

(c)

consent to the institution of bankruptcy or insolvency proceedings against it,

(d)

file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy,

(e)

consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or a substantial part of its property,

(f)

make a general assignment for the benefit of creditors,

(g)

admit in writing its inability to pay its debts generally as they become due, or

(h)

take any action in furtherance of the actions set forth in clauses (a) through (g) of this Section.

Section 5.03. Waiver of Right to Reject Executory Contract. To the extent that this Agreement or any provision thereof is deemed by any court to be an executory contract, the Member hereby waives, to the fullest extent permissible by law, any right to reject any term of this Agreement in any bankruptcy proceeding.

Section 5.04. Amendment of Bankruptcy Related Provisions. None of the provisions of this Article shall be amended, altered or repealed without the written consent of 103% of the Board of Managers, including the Independent Managers and notice to each nationally recognized statistical rating organization which has been requested by the Company or its affiliates to rate one or more outstanding classes of Securities issued by the Company or its affiliates or by a Trust, and which is then rating such class or classes of securities (each a "Rating Agency"), during which time no Rating Agency shall have notified the Company that such action might or would result in the qualification, reduction or withdrawal of the ratings it has currently assigned to any outstanding Securities.

ARTICLE SIX
CAPITAL CONTRIBUTIONS; BORROWINGS

Section 6.01. Admission and Initial Contributions of Member. TMCC shall continue as a member of the Company at the time it (i) executes this Agreement or a counterpart signature page to this Agreement and (ii) is listed as a Member on Exhibit A attached hereto. The Member made the Capital Contribution set forth next to its name in Exhibit A upon the formation of the Company. No interest shall accrue on any Capital Contribution made to the Company.

Section 6.02. Additional Contributions. The Member is not required to make any additional capital contributions to the Company. To the extent that the Member makes any voluntary additional capital contribution to the Company, the Board shall revise Exhibit A of this Agreement. The provisions of this Agreement, including this Section, are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and to the fullest extent permitted by law, no Member shall have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 6.03. Withdrawals or Transfers. The Member shall not be entitled to be repaid any portion of its Capital Account or withdraw from the Company without the consent of the Board or as otherwise provided in this Agreement. In the event of the Member's withdrawal from the Company or transfer of its membership interest in the Company, the Member shall, pursuant to the terms of this Agreement, designate a successor Member. Where such successor Member is not an Affiliate, admission shall be subject to the conditions set forth in Section 6.04. The Company shall notify the Rating Agencies of any transfer of membership interests or withdrawal of the Member. The Member's withdrawal or transfer shall become effective upon the admission of a successor Member.

Section 6.04. Additional Members. Additional members may be admitted with the written consent of the Member, ratification of 100% of the Board of Managers, including the Independent Managers, and 10 days notice to the Rating Agencies, during which time no Rating Agency shall have notified the Company that such action might or would result in the qualification, reduction or withdrawal of the ratings it has currently assigned to any outstanding Securities. The rights of any such additional member shall be specified in an amendment or supplement to this Agreement executed by each current member. No other additional Members shall be admitted to the Company other than in accordance with the express terms of this Agreement, in particular Section 6.03.

ARTICLE SEVEN
MANAGEMENT

Section 7.01. Board of Managers. Subject to the limitations contained in this Agreement and the Act, the business and affairs of the Company shall be managed by or under the direction of a Board of Managers (the "Board").

Section 7.02. Powers of the Managers. The Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to the other provisions of this Agreement, the Board shall have the authority, on behalf of the Company, to do all things necessary or appropriate for the accomplishment of the purposes of the Company. Subject to the other provisions of this Agreement, the Board shall have full power to act for and to bind the Company to the extent provided by Delaware law.

Section 7.03. Number. The authorized number of Managers of the Company shall be five, at least two of which shall be Independent Managers as defined in Section 7.16. The number of Managers may be increased or decreased from time to time to a number not less than three nor more than seven, subject to the limitations contained in Sections 7.15 and 7.16.

Section 7.04. Election and Tenure of Office. Each Manager shall hold office until the expiration of the term for which appointed by the Member and until a successor is designated and qualified or until such Manager's death, resignation or removal.

Section 7.05. Vacancies. Subject to Sections 7.15 and 7.16 of this Agreement, vacancies on the Board may be filled by the Member. The Member may at any time designate a Manager to fill any vacancy, and may designate additional Managers upon Amendment of this Agreement to provide for additional Managers. A vacancy or vacancies shall be deemed to exist in case of the death, incapacity, resignation or removal of any Manager, or if the Board shall increase the authorized number of Managers.

Subject to Sections 7.15 and 7.16 of this Agreement, if the Board accepts the resignation of a Manager tendered to take effect at a future time, the Member shall have power to designate a successor to take office when the resignation becomes effective. No resignation of an Independent Manager shall become effective until the Member has designated a successor Independent Manager pursuant to the terms of this Agreement and such successor has accepted such appointment by executing an agreement to be bound by the terms of this Agreement.

No reduction of the number of Managers shall have the effect of removing any Manager prior to the expiration of his or her term of office.

Section 7.06. Removal of Managers. Subject to Sections 7.15 and 7.16 of this Agreement, the entire Board or any individual Manager may be removed from office by the Member, except as limited by the appropriate sections of the Act.

Section 7.07. Place of Meetings. Meetings of the Board shall be held at such place as may be designated for that purpose from time to time by the President. Any meeting shall be valid, wherever held, if held with the written consent of all members of the Board, given either before or after the meeting and filed in the Company's records.

Section 7.08. Annual Meeting. The Board shall conduct an annual meeting, to be held following notice by the President.

Section 7.09. Special Meetings - Notice. Special meetings of the Board for any purpose may be called at any time by the President or by any two Managers. Special meetings of the Board shall be held upon four days' written notice or 48 hours notice given personally or by telephone, e-mail, facsimile or other similar means of communication. Any such written notice shall be addressed or delivered to each Manager at such Manager's address as it is shown upon the records of the Company or may have been given to the Company by the Manager for purposes of notice or, if such address is not shown on records or is not readily ascertainable, at the place in which the meetings of the Board are regularly held.

Written notice by mail shall be deemed to have been given at the time a written notice is deposited in the United States mail, postage prepaid. Any personal notice shall be deemed to have been given at the time it is personally delivered to the recipient. Written notice by e-mail shall be deemed to have been given at the time it is actually transmitted by the person giving the notice by e-mail to the recipient.

Section 7.10. Waiver. Notice of a meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting the insufficiency of notice to such Manager at its commencement. All such waivers, consents and approvals shall be filed with the Company's records or made a part of the minutes of the meeting.

Section 7.11. Written Consent. Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as a unanimous vote of such Managers. Any certificate or other document filed which relates to action so taken shall state that the action was taken by the unanimous written consent of the Board without a meeting and that this Agreement authorizes the Managers to so act. Such statement shall be the prima facie evidence of such authority.

Section 7.12. Notice of Adjournment. Notice of the time and place of holding an adjourned meeting need not be given to absent Managers if the time and place be fixed at the meeting adjourned.

Section 7.13. Quorum. A majority of the authorized number of Managers as fixed in accordance with this Agreement shall be necessary to constitute a quorum for the transaction of business, and, subject to the provisions of this Agreement (including those that specify that approval by Independent Managers is required with respect to certain actions), the action of a majority of the Managers present at any meeting at which there is a quorum, when duly assembled, is valid as an act of the Company.

Section 7.14. Fees and Compensation. Managers and Officers may receive such compensation and fees, if any, for their services, and such reimbursement for expenses, as may be determined by resolution of the Board.

Section 7.15. Independent Managers. Of the authorized number of Managers provided in Section 7.03 hereof, the Board shall at all times have at least two individuals who are Independent Managers (as defined in Section 7.16) who are acting as Managers; provided that in the event that the authorized number of Managers exceeds five, at least three Managers shall be Independent Managers. Notwithstanding the foregoing, at all times after the occurrence of a Rating Event (as defined in Section 7.16) the Board shall include at least three individuals who are Independent Managers. Accordingly, upon the occurrence of a Rating Event the authorized number of Managers established by the Board shall be increased by one and such vacancy shall be filled promptly with an individual who is an Independent Manager unless, at the time of such Rating Event, the Board includes three Independent Managers. This Section shall not be amended, altered or repealed without 10 days notice to the Rating Agencies, during which time no Rating Agency shall have notified the Company that such action might or would result in the qualification, reduction or withdrawal of the ratings it has currently assigned to any outstanding Securities.

Section 7.16. Definitions of Certain Terms Used in Section 7.15. For purposes of Section 7.15 the following terms shall have the meanings set forth in this Section:

(i) A "Rating Event" shall be deemed to have occurred upon the earlier to occur of (A) the downgrading of Toyota Motor Credit Corporation's short-term unsecured debt to or below (1) A-2 by Standard & Poor's Ratings Services, or (2) P-2 by Moody's Investors Service, Inc., and (B) the downgrading of Toyota Motor Credit Corporation's long-term debt below (1) A- by Standard & Poor's Ratings Service, or (2) A2 by Moody's Investors Service, Inc.

(ii) An "Independent Manager" shall be an individual who: (A) is not and has not been employed by Toyota Motor Credit Corporation or any of its subsidiaries or affiliates as a director, officer or employee within the five years immediately prior to such individual's appointment as an Independent Manager, (B) is not (and is not affiliated with a company or a firm that is) a significant advisor or consultant to Toyota Motor Credit Corporation or any of its subsidiaries and affiliates; (C) is not affiliated with a significant customer or supplier of Toyota Motor Credit Corporation or any of its subsidiaries or affiliates; (D) is not affiliated with a company of which Toyota Motor Credit Corporation or any of its subsidiaries and affiliates is a significant customer or supplier; (E) does not have significant personal services contract(s) with Toyota Motor Credit Corporation or any of its subsidiaries or affiliates; (F) is not affiliated with a tax-exempt entity that receives significant contributions from Toyota Motor Credit Corporation or any of its subsidiaries or affiliates; (G) is not the beneficial owner at the time of such individual’s appointment as an Independent Manager, or any time thereafter while serving as an Independent Manager, of such number of shares of any classes of common stock of Toyota Motor Credit Corporation or any of its subsidiaries or affiliates the value of which constitutes more than 5% of such individual's net worth; and (H) is not a spouse, parent, sibling or child of any person described by (A) through (G).

(iii)

An "affiliate" of a person, or a person "affiliated with," a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.

(iv)

The term "control" (including the terms "controlling," "controlled by" and "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that a person shall not be deemed to control another person solely because he or she is a director of such other person.

(v)

The term "person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, as currently in effect.

(vi)

A "subsidiary" of Toyota Motor Credit Corporation shall mean any corporation a majority of the voting stock of which is owned, directly or indirectly, through one or more other subsidiaries, by Toyota Motor Credit Corporation.

(vii)

A person shall be deemed to be, or to be affiliated with, a company or firm that is a "significant advisor or consultant to Toyota Motor Credit Corporation or any of its subsidiaries or affiliates" if he, she or it, as the case may be, received or would receive fees or similar compensation from Toyota Motor Credit Corporation or any of its subsidiaries or affiliates in excess of the lesser of (A) 3% of the consolidated gross revenues which Toyota Motor Credit Corporation and its subsidiaries received for the sale of their products and services during the last fiscal year of Toyota Motor Credit Corporation; (B) 5% of the gross revenues of the person during the last calendar year, if such person is a self-employed individual, and (C) 5% of the consolidated gross revenues received by such company or firm for the sale of its products and services during its last fiscal year, if the person is a company or firm; provided, however, that director's fees and expense reimbursements shall not be included in the gross revenues of an individual for purposes of this determination.

(viii)

A "significant customer of Toyota Motor Credit corporation or any of its subsidiaries or affiliates" shall mean a customer from which Toyota Motor Credit Corporation and any of its subsidiaries or affiliates collectively in the last fiscal year of Toyota Motor Credit Corporation received payment in consideration for the products and services of Toyota Motor Credit Corporation and its subsidiaries or affiliates which are in excess of 3% of the consolidated gross revenues of Toyota Motor Credit Corporation and its subsidiaries during such fiscal year.

(ix)

A "significant supplier of Toyota Motor Credit Corporation or any of its subsidiaries or affiliates" shall mean a supplier to which Toyota Motor Credit Corporation and any of its subsidiaries or affiliates collectively in the last fiscal year of Toyota Motor Credit Corporation made payments in consideration for the supplier's products and services in excess of 3% of the consolidated gross revenues of Toyota Motor Credit Corporation and its subsidiaries during such fiscal year.

(x)

Toyota Motor Credit Corporation or any of its subsidiaries and affiliates shall be deemed a "significant customer" of a company if Toyota Motor Credit Corporation and any of its subsidiaries and affiliates collectively were the direct source during such company's last fiscal year of in excess of 5% of the gross revenues which such company received for the sale of its products and services during such fiscal year.

(xi)

Toyota Motor Credit Corporation or any of its subsidiaries and affiliates shall be deemed a "significant supplier" of a company if Toyota Motor Credit Corporation and any of its subsidiaries and affiliates collectively received in such company's last fiscal year payments from such company in excess of 5% of the gross revenues which such company received during such fiscal year for the sale of its products and services.

Section 7.17. Amendment of Independent Manager Definition. So long as any Securities are outstanding, the definition of "Independent Manager" and Sections 7.15 and 7.16 of this Agreement shall not be amended, altered, changed or repealed without the unanimous written consent of the Board (including the Independent Managers) with 10 days notice of such amendment provided promptly to each Rating Agency, during which time no Rating Agency shall have notified the Company that such action might or would result in the qualification, reduction or withdrawal of the ratings it has currently assigned to any outstanding Securities.

ARTICLE EIGHT
OFFICERS

Section 8.01. Officers. The Officers of the Company shall be a president, a secretary and a chief financial officer/treasurer, which officers shall be elected by, and hold office at the pleasure of, the Board. The Company may also have, at the discretion of the Board, a Chairman of the Board, one or more vice presidents, one or more assistant secretaries, one or more assistant treasurers and such other officers as may be appointed in accordance with the provisions of this Agreement.

Section 8.02. Election of Officers. After their election the Managers shall meet and organize by electing a President from their own number, a Secretary and a Treasurer, and any other officers determined to be necessary by the Board, who may, but need not, be member. of the Board. Any two or more of such offices, except those of President and Secretary, maybe held by the same person.

Section 8.03. Tenure of Office. The tenure of office of all the officers of the Company shall be fixed by the Board.

Section 8.04. Removal and Resignation. Any officer may be removed, either with or without cause, by the Board at any regular or special meeting or by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Board or to the President, or to the Secretary of the Company. Any such resignation shall take effect on the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 8.05. Vacancies. A vacancy in any office because of death, incapacity, resignation, removal, disqualification or other cause shall be filled in the manner prescribed in this Agreement for regular appointment to such office.

Section 8.06. Chairman of the Board and President.

(a)

Chairman of the Board. The Chairman of the Board, if there shall be such an officer, shall, if present, preside at all meetings of the Board, and exercise and perform such other powers and duties as may from time to time be assigned to him by the Board as prescribed by this Agreement.

(b)

President. The President shall be the chief executive officer of the Company and shall, subject to the control of the Board, have general supervision, direction and control of the business affairs of the Company. In the absence of the Chairman of the Board, he or she shall preside at all meetings of the Board. He or she shall be ex officio, a member of all the standing committees, including the executive committee, if any, and shall have the general powers and duties as may be prescribed by the Board or this Agreement.

Section 8.07. Vice Presidents.

(a)

Senior Vice Presidents. The Senior Vice Presidents, if any, shall be the deputy chief executive officers of the Company and shall exercise such authority over the activities of the Company as prescribed by the President. In the absence or disability of the President, they shall, in the order designated by the President or the Board, perform the duties and exercise the powers of the President.

(b)

Vice Presidents. The Vice Presidents, if any, shall exercise authority over the activities of their assigned area of responsibility as prescribed by the President and under the overall direction and control of the President or Senior Vice Presidents.

Section 8.08. Secretary. The Secretary shall keep, or cause to be kept, a book of minutes at the principal office or such other place as the Board may order, of all meetings of the Board, with the time and place of holding, whether regular or special, and if special, how authorized, the notice thereof given, the names of those present at Managers' meetings, and the proceedings thereof.

The Secretary shall give, or cause to be given, notice of all the meetings of the Board required by this Agreement or by law to be given, and shall have such other powers and perform such other duties as may be prescribed by the Board or this Agreement.

Section 8.09. Treasurer. The Treasurer shall receive and keep all the funds of the Company, and pay them out only as authorized by the Board.

Section 8.10. Assistants. Any Assistant Secretary or Assistant Treasurer, respectively, may exercise any of the powers of Secretary or Treasurer, respectively, as provided in this Agreement or as directed by the Board, and shall perform such other duties as are imposed upon them by this Agreement or the Board.

Section 8.11. Subordinate Officers. The Board may from time to time appoint such subordinate officers or agents as the business of the Company may require, and fix their tenure of office.

ARTICLE NINE
EXECUTIVE AND OTHER COMMITTEES

Section 9.01. Executive and Other Committees. The Board may designate an executive committee, and such other committees as may be necessary from time to time, each consisting of two or more members and with such powers as it may designate, consistent with this Agreement and the Act. Such committees shall hold office at the pleasure of the Board.

ARTICLE TEN
CAPITAL ACCOUNTS; PROFITS AND LOSSES; DISTRIBUTIONS

Section 10.01. Capital Accounts. A capital account shall be maintained for the Member (a "Capital Account"), to which contributions and Profits shall be credited and against which distributions and Losses shall be charged. Capital Accounts shall be maintained in accordance with the accounting principles of Code Section 704 and the Treasury Regulations thereunder.

Section 10.02. Allocation of Profits and Losses.

The Profits and Losses of the Company shall be determined as of the end of each Fiscal Year of the Company and shall be allocated to the Member.

Section 10.03. Distributions.

(a)

The Company shall distribute to the Member such sums as the Board determines to be available for distribution and appropriate for distribution and not required to provide for current or anticipated Company needs. All distributions shall be made to the Member.

(b)

No distributions shall be declared and paid unless, after the distribution is made, the Company would be able to pay its debts as they become due in the usual course of business and the assets of the Company are in excess of the sum of the Company's liabilities.

(c)

Notwithstanding any other provision of this Agreement, the Company shall not be required to make a distribution to a Member on account of its interest in the Company if such distribution would violate this Agreement, any applicable Pooling Agreements or Indentures, the Act or other applicable law.

ARTICLE ELEVEN
EXCULPATION OF LIABILITY; INDEMNIFICATION

Section 11.01. Exculpation of Liability. To the fullest extent permissible under Delaware law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Manager or Officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Manager or Officer of the Company.

Section 11.02. Indemnification. Subject to the following sentences, the Company shall have the authority, to the maximum extent permitted by the Act and other applicable law, and hereby does indemnify each of its Managers, Officers, employees and agents to the fullest extent permissible under Delaware law and this Agreement. Subject to the preceding and following sentences, the Company shall indemnify its Officers and Managers against expenses, judgment, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an Officer or Manager of the Company, and shall advance to such Officer or Manager expenses incurred in defending any such proceeding to the maximum extent permitted by law. Notwithstanding the foregoing, if the Company has outstanding any securities rated by a Rating Agency, the Company's obligation to pay any amount as indemnification or as an advancement of expenses (other than amounts received from insurance policies) shall be fully subordinated to payment of amounts then due on the rated securities and, in any case, (x) nonrecourse to any of the Company's assets pledged to secure the rated securities, and (y) shall not constitute a claim against the Company to the extent that funds are insufficient to pay such amounts. For purposes of this section, an "Officer" or "Manager" of the Company shall mean any person who is an Officer or Manager of the Company, or is serving at the request of the Company as a director or officer of another corporation or other enterprise.

Section 11.03. Fiduciary Duties. To the extent that, at law or in equity, a Member, Manager, or agent of the Company or a director, officer, employee or Affiliate of such person (each, a "Covered Person") has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or- in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

ARTICLE TWELVE
CORPORATE RECORDS AND REPORTS - INSPECTION

Section 12.01. Records. The Company shall maintain adequate and correct accounts, books and records of its business and properties. All of such books, records and accounts shall be kept at its principal place of business, as fixed by the Board from time to time. The Company shall maintain all records required pursuant to Section 18-305 of the Act at the Company's registered office.

Section-12.02. Inspection of Books and Records. All books and records provided for in the appropriate sections of the Act shall be open to inspection of the Member and each Manager from time to time and in the manner provided in said sections of the Act.

Section 12.03. Certification and Inspection of Certificate of Formation and LLC Agreement. The original or a copy of the Company's Certificate of Formation and this Agreement, as amended or otherwise altered to date, certified by the Secretary, shall be open to - inspection by the Member and members of the Board of the Company, as provided for in the appropriate sections of the Act.

Section 12.04. Checks, Drafts, etc. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the Company, shall be signed or endorsed by such person or persons and in such manner as shall be determined from time to time by resolution of the Board.

Section 12.05. Contracts, etc. - How Executed. The Board, except as otherwise provided in this Agreement, may authorize any Officer or Officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Company; Every contract, note, mortgage, lease, deed or other instrument or agreement executed by any Officer or Officers shall be conclusive evidence that at the time of execution the Company was then in existence, that this Agreement had not theretofore been terminated or amended in any manner and that the execution and delivery of such instrument was duly authorized by the Board. Such authority may be general or confined to specific instances. Unless so authorized by the Board, no Officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement, or to pledge its credit, or to render it liable for any purpose or amount.

ARTICLE THIRTEEN
TERM OF COMPANY

Section 13.01. Commencement. The term of the Company shall commence upon the filing of the Certificate of Formation with the Secretary of State

Section 13.02. Duration. The term of the Company shall continue perpetually, unless the Company is dissolved in accordance with the provisions of this Agreement. The existence c. tr:~ Company as a separate legal entity shall continue until cancellation of the Certificate of Formation in the manner required by the Act.

Section 13.03. Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events: (i) upon unanimous written consent of the Member and 100% of the Managers, including the Independent Managers; (ii) at any time the Company contains no members, unless within 90 days after the occurrence of the event that terminated the continued membership of the last remaining member, a member is admitted to the limited liability company by unanimous vote of the Managers of the Company, effective as of the occurrence of such event, and the Company is continued, or the Company is otherwise . continued pursuant to Section 13.06; or (iii) the entry of a decree of judicial dissolution under § 18-802 of the Act.

Section 13.04. Continuation of Company. The resignation, withdrawal, expulsion, bankruptcy, insolvency or dissolution of the Member or the occurrence of any event that terminates the continued membership of the Member shall not, in and of itself, cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution as permitted by this Agreement and - the Act. In the event the Member's interest in the Company is terminated, provisions herein requiring the vote or consent of the Member shall no longer apply.

Section 13.05. Bankruptcy or Insolvency of Member. Notwithstanding any other provision of this Agreement, the bankruptcy (as defined, for purposes of Sections 13.04 and 13.05, in Sections 18-101(1) and 18-304 of the Act) or insolvency of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

Section 13.06. Admission of Special Member. Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than (i) upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee as a member of the Company, effective immediately prior to such transfer, or (ii) the resignation of the Member and the admission of a successor member of the Company, effectively immediately prior to such resignation), unless the Company shall be continued pursuant to Section 13.03(ii), each person acting as an Independent Manager pursuant to Article Seven shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a member (each, a "Special Member") and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Manager pursuant to Article Seven; provided, however, the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a substitute Member. Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Each Special Member shall be entitled to the benefits of the exculpation from liability and indemnification provisions contained in Article Eleven. Pursuant .to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each person acting as an Independent Manager pursuant to Article Seven shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each person acting as an Independent Manager pursuant to Article Seven shall not be a member of the Company

ARTICLE FOURTEEN
APPLICATION OF ASSETS

Section 14.01. Application of Assets. Upon dissolution of the Company, the Company shall cease carrying on its business and affairs and shall commence winding up of the Company's business and affairs and complete the winding up as soon as practicable. The Company's affairs shall be concluded by the Managers. The assets of the Company may be liquidated or distributed in kind, as determined by the Managers, and the same shall first be applied to the payment of, or to a reasonable reserve for the payment of, the Company's liabilities (including such provision for contingent, conditional or unmatured liabilities as the Managers shall deem appropriate) and then to the Members. If the assets of the Company shall not be sufficient to pay all of the liabilities of the Company, to the fullest extent permitted by the Act, no assets of the Company may be sold or disposed of without the written consent of all of the holders of outstanding Securities. To the extent that Company assets cannot either be sold without undue loss or readily divided for distribution in kind to the Members, then the Company may, as determined by the Managers, convey those assets to a suitable holding entity established for the benefit of the Members in order to permit the assets to be sold without undue loss and the proceeds thereof subject to the Act, distributed to the Member at a future date. The legal form of the holding entity, the identity of the trustee or other fiduciary and the terms of its governing instrument shall be determined by the Managers.

Section 14.02. Termination. The Company shall terminate when all the assets 6f the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Article and the Certificate of Formation shall have been cancelled in the manner required by the Act.

Section 14.03. Claims of the Members. The Member shall look solely to the Company's assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Member shall not have recourse against the Company.

ARTICLE FIFTEEN
MISCELLANEOUS PROVISIONS

Section 15.01. Amendment of Agreement. Amendments to this Agreement may be adopted, or this Agreement may be repealed or amended by majority vote of the Board at any annual or special meeting. Notwithstanding the foregoing, Sections 6.03, 6.04, 7.15, 7.16, 7.17, 10.03, this Section 15.01 and Articles Three, Four, Five and Thirteen shall not be amended or repealed without obtaining the written consent of 100% of the Board of Managers, including the Independent Managers, or the further consents specified therein.

Section 15.02. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and may be modified only as provided herein. No representations or oral or implied agreements have been made by any party hereto or its agent, and no party to this Agreement has relied upon any representation or agreement not set forth herein. This Agreement supersedes any and all other agreements, either oral or written, among the Company and its Members.

Section 15.03. Further Execution. Upon request of the Company from time to time, the Member, Managers and Officers shall execute and swear to or acknowledge any amended Certificate of Formation and any other writing which may be required by any rule or law or which may be appropriate to the effecting of any action by or on behalf of the Company which has been taken in accordance with the provisions of this Agreement.

Section 15.04. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and permitted assigns. None of the provisions of this Agreement shall be construed as for the benefit of or as enforceable by any creditor of the Company or the Members or any other person not a party to this Agreement. Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Managers, in accordance with its terms. In addition, notwithstanding any other provision of this Agreement, the Independent Managers shall be intended beneficiaries of this Agreement

Section 15.05. Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of any security or the rights of the holders thereof.

Section 15.06. Captions. All captions are for convenience only, do not form a substantive part of this Agreement and shall not restrict or enlarge any substantive provisions of this Agreement.

Section 15.07. Delaware Law to Control. This Agreement shall be governed by, and all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the internal laws of the State of Delaware without regard to any otherwise applicable principles of conflicts of laws.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

__/s/ George E. Borst________________________

Toyota Motor Credit Corporation

By:

Title:

Acknowledged and agreed to by:

SPECIAL MEMBERS

_/s/ Ruth K. Lavelle_________

Name: Ruth K. Lavelle

_/s/ James B. O'Neill _______________
Name:  James B. O'Neill

INDEPENDENT MANAGERS

_/s/ Ruth K. Lavelle_________

Name: Ruth K. Lavelle

_/s/ James B. O'Neill _______________
Name:  James B. O'Neill

EXHIBIT A

Member	Membership Interest	Consideration
Toyota Motor Credit Corporation	100% economic interest	$1,000.00

EXHIBIT B

OPERATING POLICIES OF
TOYOTA AUTO FINANCE RECEIVABLES LLC

The following shall constitute the operating policies of Toyota Auto Finance Receivables LLC (the "Company"):

1.

All. formalities shall be observed by the Company, including (a) the preparation of minutes for each significant transaction engaged in by the Company, (b) the maintenance of all records of the Company in a form separate from the records of Toyota Motor Credit Corporation ("TMCC"), and (c) the holding of Board of Managers meetings, when possible, at times separate and -distinct from meetings of the Board of Directors of TMCC.

2.

The Company shall manage its business independently from TMCC and in accordance with the best interests of the Company, although it may contract with other advisors, including advisors employed by TMCC, for financial or other services.

3.

The Company will engage in transactions with TMCC (a) only on terms and conditions comparable to transactions on an arms-length basis with unaffiliated persons, and (b) only with the prior approval of the Board of Managers of the Company, including at least one Independent Manager.

4.

The Company shall prepare and maintain, separate from TMCC, all financial statements, accounting records and tax documents required of a Delaware limited liability company.

5.

The Company shall minimize references to its relationship with TMCC in its dealings with third parties.

6.

The Company's administrative activities shall be separate from TMCC's including (a) purchasing its own supplies separately, (b) contracting separately from TMCC with providers of supplies and services, (c).using stationery and a logo that do not resemble-those of TMCC, and (d) having a phone number different from that of TMCC.

7.

The Company shall maintain its own bank accounts in its own name, separate in all respects from those of TMCC.

8.

Moneys earned by the Company on its assets or proceeds of the sale of any of its assets shall be deposited in bank accounts separate from any of the assets of TMCC and no assets of the Company shall be commingled with assets of TMCC.

9.

All of the Company's expenses shall be paid by it through checks drawn on it or other transfers from its own bank accounts, including, but not limited to. the expenses of the offer and sale of certificates or other instruments representing pass-through interests in the assets of grantor trusts established by the Company (the "Certificates"), the salaries, if any, of its officers and employees, legal and accounting fees, the costs of preparing, filing and distributing periodic reports pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the costs for the preparation of evaluations of its assets, the costs of its financial advisors, the costs of maintaining its bank accounts, the lease payments for its office space, if any, and all other costs related to the operation of its business; provided, however, that TMCC may pay initially and the Company may reimburse TMCC for certain of the expenses incurred by TMCC in the offer and sale of the Certificates.

10.

All purchases by the Company shall be paid for by the Company through checks drawn against or other transfers from its own bank accounts.

11.

No loans shall be made to, or borrowings made from, TMCC and no obligations shall be acquired from, or investments made in, TMCC without in any such case a specific authorization from the Board of Managers of the Company, including at least one Independent Manager.

12.

The Company will have bills of sale (or similar instruments of assignment) and, if appropriate, UCC-l's, with respect to all assets purchased from TMCC.

13.

Except for TMCC's indemnification of certain obligations under underwriting agreements for the sale of any of the Certificates, TMCC will not guarantee debts of the Company and the Company will not guarantee debts of TMCC.

14.

No lines of credit shall be sought or accepted that are available to both TMCC and the Company.

15.

The Company shall pay each of its Managers such compensation as is determined by the Board of Managers of the Company and will reimburse Managers for expenses reasonably incurred in connection with their services on behalf of the Company.

16.

The Board of Managers of the Company shall determine the compensation paid to the Company's officers and employees for their services to the Company.

17.

Although officers and employees of the Company may participate in pension, insurance and benefit plans maintained byTMCC, the Company will be charged its appropriate share of the cost thereof.

18.

The Company shall be adequately capitalized in light of its contemplated business obligations.